Terra Industries Inc.
Exhibit 99.1	600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Industries Inc. reports first quarter results
Operating income up $93 million from Q1/06
Sioux City, Iowa (April 26, 2007)—Terra Industries Inc. (NYSE: TRA) announces operating income of $64.7 million for the 2007 first quarter, compared to an operating loss of $28.2 million in the 2006 first quarter. The $92.8 million improvement in operating income included higher sales volumes, lower natural gas costs and improved plant operating rates.
Terra generated first quarter 2007 net income of $7.2 million, a $31.2 million ($0.33 per share) increase over the 2006 first quarter net loss. The earnings improvement was reduced by 2007 losses on the early retirement of debt that totaled $24.4 million ($0.26 per share) net of income taxes.
The loss on early retirement of debt reflects Terra’s retirement of $329 million of debt due 2008 and 2010 at a weighted average interest rate of 12.3 percent. The company issued new debt of $330 million due 2017, bearing interest at 7 percent.
Analysis of results
Net income to common shareholders was $5.9 million, or $.06 per common share, on revenues of $502.3 million for the quarter ended March 31, 2007. This compares to a net loss to common shareholders of $25.3 million, or $.27 per common share, on revenues of $398.9 million for the 2006 first quarter. First quarter 2007 net income was reduced by $24.4 million of losses on the early retirement of debt, net of income taxes.
Terra’s first quarter 2007 revenues of $502.3 million exceeded those of the 2006 first quarter by $103.4 million, primarily due to higher sales volumes. First quarter 2007 sales volumes for ammonia, nitrogen solutions (UAN) and ammonium nitrate (AN) were 5, 52 and 42 percent higher, respectively, than those of the 2006 first quarter. The higher nitrogen products sales volumes were caused by a marked improvement in demand from the 2006 to the 2007 period. First quarter 2006 demand was depressed by relatively low grain prices and factors related to Gulf Coast hurricanes in the 2005 second half, including high energy costs, late fertilizer purchases and Terra customers’ hesitancy to stock high cost nitrogen fertilizers not covered by grower purchase commitments. The first quarter 2007 demand picture was much brighter, supported by low grain inventories, strong corn and futures prices and lower energy costs.
S U M M A R Y
Q1/07 vs. Q1/06 results:
•	Operating income up $93 million.
•	UAN and AN sales volumes up 52 and 42%.
•	North American and U.K. natural gas unit costs down 30 and 39%.
•	Ammonia selling prices down 9%.
Second quarter expectations:
•	Terra will maximize production to meet expected demand.
•	Minimal inventory carryover to the 2007 second half.
•	Active spring application season.
•	Trinidad facility back in production.

Methanol sales contributed $11.2 million to the first quarter revenue improvement. Methanol sales volumes returned to more typical levels in the 2007 first quarter, compared to drastically reduced volumes in the 2006 first quarter. Very little product was available in the 2006 period following the Woodward methanol plant’s shutdown due to high energy costs in the 2005 fourth quarter.
Terra’s 2007 first quarter North American and U.K. natural gas unit costs were 30 and 39 percent lower, respectively, than in the 2006 first quarter. The 2006 natural gas costs included the effects of supply interruptions to North American natural gas markets from hurricanes Katrina and Rita as well as high heating demand and supply disruptions that affected U.K. gas markets. Terra’s forward purchase contracts increased its 2007 first quarter natural gas costs by $2.7 million, or $.09 per million British thermal unit (MMBtu) consumed.
During the 2007 first quarter, Terra’s North American manufacturing plants operated at 97% of capacity compared to 2006 when lower demand and high natural gas costs reduced first quarter operating rates to 72% of capacity. Terra’s U.K. plants operated at 50% and 27% of capacity during the 2007 and 2006 first quarters, respectively.
First quarter 2007 SG&A expenses included higher expenses for incentive and share-based compensation.
Terra realized an average selling price for ammonia that was 9 percent lower than that of the 2006 first quarter, while UAN, AN and urea selling prices approximated those of the 2006 period. Terra’s realized methanol selling price was 74 percent higher in the 2007 first quarter than in the 2006 first quarter.
Forward natural gas position
Terra’s forward purchase contracts and related basis swaps at March 31, 2007, fixed prices for about 11 percent of its next 12 months’ natural gas needs at about $0.47 per MMBtu below the published forward market prices at that date.
Cash balances and share buybacks
Cash balances totaled $233 million at March 31, 2007, $136 million of which represented customer prepayments for scheduled second quarter shipments. During the 2007 first quarter, Terra did not repurchase any shares under its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008. Since announcing this authorization, Terra has repurchased 2.7 million common shares.
CEO’s remarks
“We’re pleased to report results that are so much improved over those of last year’s first quarter,” said Terra President and CEO Michael Bennett. “This outcome results not only from a very positive environment for nitrogen products, but also from Terra’s successful execution of its strategies to capitalize on these market conditions.
“Our fundamental drivers fell into place in the first quarter,” Bennett continued. “Terra experienced strong demand for our products, as U.S. growers began to act on their intentions to plant a projected 90-million-plus acres of corn this growing season. Selling prices for Terra’s products experienced normal seasonal increases, while natural gas costs remained relatively stable throughout the quarter.
“Terra’s plants ran well during the quarter. Repairs were completed on the ammonia converter at PLNL during the recent scheduled turnaround. We are preparing the plant for startup and hope to have it back in production sometime next week.
“We restructured our long-term debt during the quarter. This reduces our annual interest expenses by about $18 million, and provides access to a long-term source of capital at an acceptable cost.”

Bennett concluded, “The outlook for nitrogen producers for the remainder of the second quarter is positive as well. We expect the planting season to be vigorous and likely extended due to the cool, wet weather in many parts of the Corn Belt.”
Conference call details
Terra management will conduct a conference call to discuss these first quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended
	March 31,
(in thousands except per-unit amounts)	2007	2006
Revenues
Nitrogen products	$487,099	$396,371
Methanol	12,531	1,373
Other	2,656	1,176

	502,286	398,920

Costs and expenses:
Cost of sales	426,176	423,517
Equity in earnings of unconsolidated affiliates	(5,617)	(8,141)
Selling, general and administrative	17,057	11,710

	437,616	427,086

Income (loss) from operations	64,670	(28,166)

Interest income	2,887	1,584
Interest expense	(8,909)	(11,772)
Loss on early retirement of debt	(38,662)	—

Income (loss) before taxes and minority interest	19,986	(38,354)

Income tax benefit (provision)	(4,140)	13,766
Minority interest	(8,636)	597

Net income (loss)	7,210	(23,991)
Preferred stock dividends	(1,275)	(1,275)

Income (loss) available to common shareholders	$5,935	$(25,266)

Income (Loss) per common share
Basic	$0.06	$(0.27)

Diluted	$0.06	$(0.27)

Basic and diluted weighted average shares outstanding:
Basic	91,860	93,870
Diluted	95,258	93,870
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	March 31,
	2007	2006
Assets
Cash and short-term investments	$233,310	$92,011
Accounts receivable	196,309	133,264
Inventories	232,854	209,455
Other current assets	26,667	26,744

Total current assets	689,140	461,474

Property, plant and equipment, net	708,648	728,475
Equity investments	166,746	172,702
Deferred plant turnaround costs	39,049	29,995
Other assets	26,679	34,964

Total assets	$1,630,262	$1,427,610

Liabilities and Stockholders’ Equity
Customer prepayments	136,047	58,372
Other current liabilities	193,574	147,362

Total current liabilities	329,621	205,734

Long-term debt and capital lease obligations	330,000	331,300
Pension liability	124,667	120,069
Other liabilities	126,063	91,235
Minority interest	98,850	91,662

Total liabilities and minority interest	1,009,201	840,000

Preferred shares	115,800	115,800

Stockholders’ equity	505,261	471,810

Total liabilities and stockholders’ equity	$1,630,262	$1,427,610

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net income (loss)	$7,210	$(23,991)
Non-cash charges and credits:
Depreciation and amortization	26,642	26,282
Deferred income taxes	7,273	(13,766)
Minority interest	8,637	(597)
Equity in undistributed earnings	(5,617)	8,140
Non-cash (gain) loss on derivatives	(2,833)	5,861
Share-based compensation	2,868	1,141
Amortization of intangible and other assets	2,341	1,396
Non-cash loss on early retirement of debt	4,662	—
Change in current assets and liabilities Accounts receivable	2,867	73,752
Inventories	(18,472)	(17,350)
Accounts payable and customer prepayments	32,836	(43,278)
Other assets and liabilities, net	5,745	4,793

Net cash flows from operating activities	74,159	22,383

Purchase of property, plant and equipment	(6,736)	(12,104)
Plant turnaround costs	(8,842)	(11,467)
Distributions received from unconsolidated affiliates	—	1,594
Issuance of debt	330,000	—
Debt repayments	(328,800)	(26)
Distributions to minority interests	(4,474)	—
Changes in restricted cash	—	8,595
Stock issuance	276	—
Preferred share dividends paid	(1,275)	(1,275)
Other	(15)	(2,055)

Increase (decrease) in cash and short-term investments	54,293	5,645
Cash and short-term investments at beginning of period	179,017	86,366

Cash and short-term investments at end of period	$233,310	$92,011

Terra Industries Inc.
Summarized Information
(in thousands, except unit prices and costs)
Volumes and prices

	Three months ended March 31,
	2007			2006
	Sales		Average	Sales		Average
	Volumes		Unit	Volumes		Unit
	(000s)		Price[1]	(000s)		Price[1]
Ammonia (tons)	420		$330	400		$363
Nitrogen solutions (tons)	1,074		161	705		157
Urea (tons)	32		298	38		297
Ammonium nitrate (tons)	318		225	224		225
Methanol (gallons)	10,037		1.11	185		0.64

Natural gas costs[2]
North America		$6.76			$9.68
United Kingdom		$5.39			$8.85

[1]	After deducting outbound freight costs.

[2]	Per MMBtu. Includes all transportation and other logistical costs and gains or losses on natural gas financial derivatives.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.